SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2003

PriceSmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4649 Morena Boulevard, San Diego CA 92117

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 581-4530

Item 5. Other Events and Required FD Disclosure

On September 2, 2003, James Cahill, Vice-Chairman of the Board of Directors, assumed the additional position of Interim Chief Financial Officer of PriceSmart, Inc., a Delaware Corporation (the “Company”), replacing Allan Youngberg who ceased employment with the Company effective August 31, 2003. The Company will promptly begin a search for a new Chief Financial Officer.

A copy of the Company’s press release issued September 5, 2003 is attached to this report.

Also attached to this report are the Severance Agreement and Release of Claims (“Severance Agreement”) dated September 4, 2003 between the Company and Mr. Youngberg and the Independent Contractor Agreement (“Independent Contractor Agreement”) effective September 1, 2003 between the Company and Mr. Youngberg. The Severance Agreement provides that the Company will pay Mr. Youngberg an aggregate of $113,750 (six months’ salary), with $40,000 payable on or before September 30, 2003 and the remaining $73,750 to be paid in equal installments over a five-month period beginning October 1, 2003. The Company also will accept 3,658 shares of the Company’s common stock currently owned by Mr. Youngberg in partial satisfaction of Mr. Youngberg’s Promissory Note dated July 27, 1999 in the initial principal amount of $149,978, and forgive the balance of the obligation owed by Mr. Youngberg to the Company under the Note. Finally, the Company will pay insurance premiums for four months for Mr. Youngberg and his wife relating to health, dental, vision and mental care not to exceed $1,000 per month. In exchange for this consideration, Mr. Youngberg will release the Company from any claims he may have against the Company through the date of the agreement. In addition, Mr. Youngberg has agreed to refrain from using or disclosing certain confidential information and to refrain, for a three year period, from soliciting any employee of the Company to cease his or her employment with the Company. Under the Independent Contractor Agreement, Mr. Youngberg will be available to provide full-time consulting services to the Company from September 1, 2003 through November 28, 2003 and will receive an aggregate of $66,000. In addition, during the term of the agreement, Mr. Youngberg has agreed not to compete with the Company in any market served by the Company’s warehouse stores and has agreed not to solicit any employee of the Company to cease his or her employment with the Company.

The preceding description of the Severance Agreement and Independent Contractor Agreement is not complete and is qualified in its entirety by reference to the full text of the agreements, which are attached as exhibits to this report.

Item 7. Financial Statements and Exhibits

(c)	The following exhibits are furnished herewith:

10.1	Severance Agreement and Release of Claims dated September 4, 2003 between PriceSmart, Inc. and Allan C. Youngberg.

10.2	Independent Contractor Agreement effective September 1, 2003 between PriceSmart, Inc. and Allan C. Youngberg.

99.1	Press release of PriceSmart, Inc. dated September 5, 2003.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 5, 2003	PRICESMART, INC.

	By:	/s/ ROBERT M. GANS
Robert M. Gans Executive Vice President and General Counsel